Nicor Gas Company
Form 10-Q
Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three		Twelve
	months ended		months ended
	June 30		June 30		Year Ended December 31
	2010		2010		2009		2008		2007		2006	2005

Earnings available to cover fixed charges:

Net income	$11,997		$98,913		$74,960		$59,569		$66,277		$58,656	$53,476

Add: Income tax expense	7,076		56,876		40,316		30,991		34,197		27,814	26,128

Fixed charges	9,161		36,285		34,933		38,246		41,000		45,041	43,203

Allowance for funds used during construction and other	4		(20)		(51)		(62)		(182)		(614)	(1,038)

	$28,238		$192,054		$150,158		$128,744		$141,292		$130,897	$121,769

Fixed charges:

Interest on debt	$8,750		$34,437		$32,991		$35,204		$37,515		$37,665	$36,487

Other interest charges and amortization of debt discount, premium, and expense, net	411	*	1,848	*	1,942	*	3,042	*	3,485	*	7,376	6,716

	$9,161		$36,285		$34,933		$38,246		$41,000		$45,041	$43,203

Ratio of earnings to fixed charges	3.08		5.29		4.30		3.37		3.45		2.91	2.82

* The Company began accruing interest expense for uncertain tax positions on January 1, 2007.  Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness.  Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings.  Prior years' calculations were not changed.